EXHIBIT 10.5
LOAN AGREEMENT

THIS LOAN AGREEMENT (this "Agreement") dated this 24th  day of October, 2008

BETWEEN:

Inga Fruman
(the "Lender")

OF THE FIRST PART

AND

Echo Broadcasting Group, Inc. of 1122 Coney Island Avenue, Brooklyn, NY 11230
(the "Borrower")

OF THE SECOND PART

IN CONSIDERATION OF the Lender loaning certain monies (the "Loan") to the Borrower, and the Borrower repaying the Loan to the Lender, both parties agree to keep, perform and fulfill the promises and conditions set out in this Agreement:

Loan Amount & Interest

1.
The Lender promises to loan Fifty Thousand ($50,000.00 ) USD, to the Borrower and the Borrower promises to repay this principal amount to the Lender, at such address as may be provided in writing, with interest payable on the unpaid principal at the rate of 9.00 percent per annum, calculated yearly not in advance.

Payment

2.	This Loan will be repaid in within 30 business days from the execution of this Agreement.

Default

3.
Notwithstanding anything to the contrary in this Agreement, if the Borrower defaults in the performance of any obligation under this Agreement, then the Lender may declare the principal amount owing and interest due under this Agreement at that time to be immediately due and payable.

Governing Law

4.	This Agreement will be construed in accordance with and governed by the laws of the State of New York.

Costs

5.
All costs, expenses and expenditures including, without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately be paid by the Borrower.

Assignment

6.
This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Borrower. The Borrower waives presentment for payment, notice of non-payment, protest, and notice of protest.

Amendments

7.	This Agreement may only be amended or modified by a written instrument executed by both the Borrower and the Lender.

Severability

8.
The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be invalid, this invalidity will not affect the operation of any other part of this Agreement.

General Provisions

9.
Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Entire Agreement

10.	This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this 24th  day of October, 2008.

___________________________ Dr. Inga Fruman
Echo Broadcasting Group, Inc. Per: ___________________________ (Seal)